                                                                 Morgan Stanley
                                                                 Charter Series

       January 2003
      Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated February 26, 2003.

                                                      Issued: February 28, 2003

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. Past performance is not necessarily indicative of future results.

                                                                                       INCEPTION-
                                                                                        TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000   2001    2002    2003     RETURN     RETURN
FUND                %       %    %    %    %      %       %      %       %       %         %          %
------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --     --    (4.2)     7.5      3.0        --
                                                                      (3 mos.) (1 mo.)
------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)    29.1    12.7     146.2      10.6
                 (10 mos.)                                                     (1 mo.)
------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7     36.8     8.4     104.2      20.0
                                               (10 mos.)                       (1 mo.)
------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1  (11.3)   21.1     4.7      17.0       4.1
                                               (10 mos.)                       (1 mo.)
------------------------------------------------------------------------------------------------------------
Charter Welton..    --      --  --    --  --    (10.7)   (8.2) (13.0)   5.5      0.0     (24.8)     (7.0)
                                               (10 mos.)                       (1 mo.)
------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

c/o Morgan Stanley Managed Futures
825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

Morgan Stanley Charter Series
Monthly Report
January 2003

Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Charter Funds as of January 31, 2003 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $10.30     7.53%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $24.62    12.75%
  ---------------------------------------------------------------------------
  Charter Graham                                          $20.42     8.40%
  ---------------------------------------------------------------------------
  Charter Millburn                                        $11.70     4.58%
  ---------------------------------------------------------------------------
  Charter Welton                                           $7.52      .12%
  ---------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  Limited Partners of Charter Welton are reminded that effective December 31, 2002, trading within the Fund terminated. Demeter Management Corporation, the general partner of Charter Welton, intends to dissolve the Fund effective April 30, 2003.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corpo-ration c/o Morgan Stanley Managed Futures, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

CHARTER CAMPBELL

                                    [CHART]

                        Month ended             YTD ended
                      January 31, 2003       January 31, 2003
                      ----------------       ----------------
Currencies                 3.63                    3.63
Interest Rates             1.11                    1.11
Stock Indices             -0.06                   -0.06
Energies                   3.79                    3.79
Metals                     0.44                    0.44

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy futures markets, gains were recorded from long positions in natural gas futures as prices rallied in response to prolonged frigid temperatures in the northeastern and midwestern U.S. Additional gains resulted from long positions in crude oil futures as prices continued to trend higher amid the looming threat of military action against Iraq and an overall decline in inventories.
.. In the currency markets, gains were experienced from long positions in the euro as its value strengthened to a three-year high versus the U.S. dollar amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data.
..  In the global interest rate futures markets, gains resulted from long
   European interest rate futures positions as prices trended higher as investors sought the security of fixed income investments amid increasing global tensions. Gains were also recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty concerning the Japanese economy.
.. In the metals futures markets, long positions in gold futures resulted in gains as prices pressed higher in response to continued weakness in the U.S. dollar and ongoing global uncertainty.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses resulted from long positions in Asian and U.S. stock index futures as prices declined amid geopolitical concerns and economic uncertainty.

CHARTER MSFCM

                                    [CHART]

                    Month ended          YTD ended
                 January 31, 2003    January 31, 2003
                 ----------------    ----------------
Currencies             4.42%                4.42%
Interest Rates         2.32%                2.32%
Stock Indices          0.27%                0.27%
Energies               6.56%                6.56%
Metals                 2.29%                2.29%

Note: Reflects trading results only and does not include fees or interest income.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy futures markets, gains resulted from long positions in natural gas futures as prices trended higher in response to prolonged frigid temperatures in the northeastern and midwestern U.S. Additional gains were recorded from long positions in crude oil futures as prices increased amid the looming threat of military action against Iraq and an overall decline in inventories.
.. In the currency markets, long positions in the Australian dollar, euro, and Swiss franc resulted in gains as the value of these currencies strengthened versus the U.S. dollar amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data. Additional gains were recorded from long positions in euro/British pound and euro/Japanese yen crossrates.
.. In the global interest rate futures markets, gains were recorded from long positions in German and Japanese interest rate futures as prices continued to trend higher amid continued uncertainty in the global equity markets.
.. In the metals futures markets, gains resulted from long positions in gold futures as prices pressed higher in response to continued weakness in the U.S. dollar, worries regarding corporate earnings announcements, and the prospect of a military conflict with Iraq. Additional gains resulted from long futures positions in copper and nickel as prices increased amid supply and demand concerns.

CHARTER GRAHAM

                                    [CHART]

                 Month ended         YTD ended
              January 31, 2003   January 31, 2003
              ----------------   ----------------
Currencies         4.91                4.91
Interest Rates     0.87                0.87
Stock Indices     -0.02               -0.02
Energies           4.31                4.31
Metals             0.10                0.10
Agriculturals      0.35                0.35

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, gains were recorded from long positions in the Australian dollar as its value climbed to a two-and-a-half year high versus the U.S. dollar amid weak U.S. economic data, renewed fears of a military conflict with Iraq, and higher gold prices. Additional gains resulted from long positions in the euro as its value climbed to a three-year high versus the U.S. dollar amid declining investor sentiment.
.. In the energy futures markets, gains resulted from long positions in natural gas futures as prices continued to trend higher in response to prolonged frigid temperatures in the northeastern and midwestern U.S. Additional gains resulted from long positions in crude oil futures as prices rallied amid the looming threat of military action against Iraq and an overall decline in inventories.
.. In the global interest rate futures markets, gains resulted from long positions in European interest rate futures as prices trended higher as investors sought the safety of fixed income investments in response to continued geopolitical turmoil.

CHARTER MILLBURN


                                    [CHART]

                          Month ended         YTD ended
                        January 31, 2003    January 31, 2003
                        ----------------    ----------------
Currencies                   1.97                1.97
Interest Rates               0.74                0.74
Stock Indices               -0.20               -0.20
Energies                     1.90                1.90
Metals                       0.68                0.68
Agriculturals               -0.17               -0.17

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, profits were recorded from long positions in the euro as its value strengthened to a three-year high versus the U.S. dollar amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data.
.. In the energy futures markets, gains were recorded from long positions in unleaded gas futures as prices moved higher amid increased tensions with Iraq. Additional gains were recorded from long positions in natural gas futures as prices continued to trend higher in response to prolonged frigid temperatures in the northeastern and midwestern U.S.
.. In the global interest rate futures markets, gains resulted from long positions in European interest rate futures as prices trended higher as investors sought the safety of fixed income investments in response to continued geopolitical turmoil.
.. In the metals futures markets, gains were recorded from long positions in gold futures as prices climbed higher amid anxieties concerning weaker global equity prices and continued global uncertainty.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses resulted from short positions in Asian stock index futures as Asian equity prices rallied early in the month amid encouraging economic data and share repurchases among Hong Kong companies.
.. In the agricultural futures markets, losses resulted from short positions in corn futures as prices moved higher, elevated by strong wheat prices.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JANUARY 31, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                            CHARTER CAMPBELL L.P.
                                          -------------------------
                                                     PERCENTAGE OF
                                                    JANUARY 1, 2003
                                                       BEGINNING
                                           AMOUNT   NET ASSET VALUE
                                          --------- ---------------
                                             $             %
             REVENUES
             Trading profit (loss):
               Realized                     287,466      1.47
               Net change in unrealized   1,461,660      7.46
                                          ---------      ----
                Total Trading Results     1,749,126      8.93
             Interest income (Note 2)        16,801       .09
                                          ---------      ----
                Total Revenues            1,765,927      9.02
                                          ---------      ----

             EXPENSES
             Incentive fees (Note 2 & 3)    133,698       .68
             Brokerage fees (Note 2)        110,264       .56
             Management fees (Note 2 & 3)    44,921       .25
                                          ---------      ----
                Total Expenses              288,883      1.49
                                          ---------      ----
             NET INCOME                   1,477,044      7.53
                                          =========      ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JANUARY 31, 2003  (UNAUDITED)

                                                        MORGAN STANLEY
                                                     CHARTER CAMPBELL L.P.
                                              -----------------------------------
                                                  UNITS        AMOUNT    PER UNIT
                                              -------------  ----------  --------
                                                                 $          $
Net Asset Value, January 1, 2003              2,046,671.127  19,602,443    9.58
Net Income                                          --        1,477,044     .72
Redemptions                                     (38,608.368)   (397,666)  10.30
Subscriptions                                   590,864.250   6,085,902   10.30
                                              -------------  ----------
Net Asset Value, January 31, 2003             2,598,927.009  26,767,723   10.30
                                              =============  ==========

                                 MORGAN STANLEY
                               CHARTER MSFCM L.P.
                           --------------------------
                                       PERCENTAGE OF
                                      JANUARY 1, 2003
                                         BEGINNING
                             AMOUNT   NET ASSET VALUE
                           ---------- ---------------
                               $             %
                            5,661,909       6.71
                            7,729,583       9.16
                           ----------      -----
                           13,391,492      15.87
                               82,923        .10
                           ----------      -----
                           13,474,415      15.97
                           ----------      -----

                            2,103,813       2.49
                              474,630        .56
                              140,630        .17
                           ----------      -----
                            2,719,073       3.22
                           ----------      -----
                           10,755,342      12.75
                           ==========      =====



                                 MORGAN STANLEY
                               CHARTER MSFCM L.P.
                      ------------------------------------
                          UNITS         AMOUNT    PER UNIT
                      -------------  -----------  --------
                                          $          $

                      3,863,451.271   84,378,733   21.84
                            --        10,755,342    2.78
                        (17,921.223)    (441,221)  24.62
                        310,154.448    7,636,002   24.62
                      -------------  -----------

                      4,155,684.496  102,328,856   24.62
                      =============  ===========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JANUARY 31, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                             CHARTER GRAHAM L.P.
                                         ---------------------------
                                                     PERCENTAGE OF
                                                    JANUARY 1, 2003,
                                                       BEGINNING
                                           AMOUNT   NET ASSET VALUE
                                         ---------- ----------------
                                             $             %
            REVENUES
            Trading profit (loss):
              Realized                    5,899,675       5.07
              Net change in unrealized    6,391,355       5.49
                                         ----------      -----
               Total Trading Results     12,291,030      10.56
            Interest income (Note 2)        123,518        .11
                                         ----------      -----
               Total Revenues            12,414,548      10.67
                                         ----------      -----

            EXPENSES
            Incentive fees (Note 2 & 3)   1,790,455       1.54
            Brokerage fees (Note 2)         654,729        .56
            Management fees (Note 2 & 3)    193,993        .17
                                         ----------      -----
               Total Expenses             2,639,177       2.27
                                         ----------      -----
            NET INCOME                    9,775,371       8.40
                                         ==========      =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JANUARY 31, 2003  (UNAUDITED)

                                          MORGAN STANLEY
                                       CHARTER GRAHAM L.P.
                               ------------------------------------
                                   UNITS         AMOUNT    PER UNIT
                               -------------  -----------  --------
                                                   $          $
            Net Asset Value,
              January 1, 2003  6,177,658.232  116,396,220   18.84
            Net Income               --         9,775,371    1.58
            Redemptions          (37,390.646)    (763,517)  20.42
            Subscriptions        462,572.968    9,445,740   20.42
                               -------------  -----------
            Net Asset Value,
             January 31, 2003  6,602,840.554  134,853,814   20.42
                               =============  ===========

                     MORGAN STANLEY           MORGAN STANLEY
                  CHARTER MILLBURN L.P.    CHARTER WELTON L.P.
                ------------------------- ----------------------
                           PERCENTAGE OF          PERCENTAGE OF
                          JANUARY 1, 2003        JANUARY 1, 2003
                             BEGINNING              BEGINNING
                 AMOUNT   NET ASSET VALUE AMOUNT NET ASSET VALUE
                --------- --------------- ------ ---------------
                   $             %          $           %

                1,161,048      2.62         --         --
                1,126,993      2.55         --         --
                ---------      ----       ------       ---
                2,288,041      5.17         --         --
                   61,400       .14       12,767       .12
                ---------      ----       ------       ---
                2,349,441      5.31       12,767       .12
                ---------      ----       ------       ---

                   --           --          --         --
                  249,074       .56         --         --
                   73,800       .17         --         --
                ---------      ----       ------       ---
                  322,874       .73         --         --
                ---------      ----       ------       ---
                2,026,567      4.58       12,767       .12
                =========      ====       ======       ===



              MORGAN STANLEY                      MORGAN STANLEY
           CHARTER MILLBURN L.P.                CHARTER WELTON L.P.
    ----------------------------------- -----------------------------------
        UNITS        AMOUNT    PER UNIT     UNITS        AMOUNT    PER UNIT
    -------------  ----------  -------- -------------  ----------  --------
                       $          $                        $          $

    3,959,184.005  44,279,841   11.18   1,450,367.323  10,900,163    7.52
          --        2,026,567     .52         --           12,767     --
      (42,194.218)   (493,672)  11.70    (473,642.188) (3,561,789)   7.52
      179,087.494   2,095,324   11.70         --           --        7.52
    -------------  ----------           -------------  ----------

    4,096,077.281  47,908,060   11.70     976,725.135   7,351,141    7.52
    =============  ==========           =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), Morgan Stanley Charter Millburn L.P. ("Charter Millburn"), and Morgan Stanley Charter Welton L.P. ("Charter Welton") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").
  The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW, Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Inc. ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Effective December 31, 2002, Demeter terminated trading within Charter Welton and commenced dissolution of the Partnership pursuant to its Limited
Partnership Agreement.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments Net Assets do not include monies due the Partnerships on forward contracts and other futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership, except Charter Welton which pays no fee, pays a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership's

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

Net Assets as of the first day of each month (a 6.75% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a Limited Partner is redeeming his entire interest in the Partnership.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than 180 days after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter Welton terminated trading on December 31, 2002 and has commenced dissolution of the Partnership pursuant to the Fund's Limited Partnership Agreement. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership, except Charter Welton, pays brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of Charter Campbell, Charter MSFCM, Charter Graham and Charter Millburn, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Each Partnership, except Charter Welton which pays no fee, pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) or, in the case of Charter Campbell, a monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate), of the Partnership's Net

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Assets under management by each trading advisor as of the first day of each month.

INCENTIVE FEE. Each Partnership's, except Charter Welton which pays no fee, incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must earn back such losses before that trading advisor is eligible for an incentive fee in the future.

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